EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-101840) of Valley National Gases Incorporated of our report dated July 30, 2002, with respect to the consolidated financial statements of Valley National Gases Incorporated, included in this Current Report on Form 8-K.

/s/ ERNST & YOUNG LLP

May 10, 2005

Pittsburgh, Pennsylvania